Prudential Small-Cap Core Equity Fund, Inc.
Gateway Center Three
100 Mulberry Street, 9th Floor
Newark, N.J.  07102-4077



      					 		January 26, 2011




Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

	Re:	Rule 24f-2 Notice for Prudential Small-Cap Core Equity Fund, Inc.
		File Nos. 333-24495 and 811-08167

On behalf of the Prudential Small-Cap Core Equity Fund, Inc., enclosed for filing under the Investment Company Act of 1940, is one copy of the Rule 24f-2 Notice. This document has been filed using the EDGAR system. Should you have any questions, please contact me at (973) 367-7503.

							Very truly yours,




							/s/ Grace C. Torres_

      							Grace C. Torres
							Treasurer